Report of Independent Auditors on Internal Control
                        Structure Board of Directors and Shareholders American General Series Portfolio Company

                        In planning and performing our audits of the financial statements of American General Series Portfolio Company (comprised of Stock Index
                        Fund, MidCap Index Fund, Small Cap Index Fund, International Equities Fund, Growth Fund, Growth
                        & Income Fund, Science & Technology Fund,
                        Social Awareness Fund, Timed Opportunity Fund,
                        Capital Conservation Fund, Government Securities
                        Fund, International Government Bond Fund, and
                        Money Market Fund) for the year ended May 31,
                        1997, we considered its internal control structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of form N-SAR, not to provide assurance on the internal control structure.
                        The management of American General Series
                        Portfolio Company is responsible for establishing and maintaining an internal control structure. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control structure policies and procedures. Two of the objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition and that transactions are executed in accordance with management's authorization and recorded properly to permit preparation of financial statements in conformity with generally accepted accounting principles. Because of inherent limitations in any internal control structure, errors or irregularities may occur and not be detected. Also, projection of any evaluation of the structure to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate. Our consideration of the internal control structure would not necessarily disclose all matters in the internal control structure that might be material weaknesses under standards established by the American Institute of Certified
                      Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control structure elements does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control structure, including procedures for safeguarding securities, that we consider to be material weaknesses as defined above as of May 31, 1997. This report is intended solely for the information and use of management and the Securities and Exchange Commission.

                     ERNST & YOUNG LLP
                     July 10, 1997